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                                                                EXHIBIT 4.50
                                 MORTGAGE NOTE


$2,100,000                                                  ----------, 1997
                                                            Chicago, Illinois


       1. PROMISE TO PAY. For value received, the undersigned, Futorian Furnishings, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of Banco Popular, a state banking corporation (the "Lender") at its office at 4801 W. Fullerton, Chicago, Illinois 60639, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Two Million One Hundred Thousand Dollars ($2,100,000), together with interest thereon, to be paid in lawful money of the United States of America.

       2.       PAYMENT OF PRINCIPAL AND INTEREST.

                A. Interest Rate. From the date of the disbursement of the proceeds hereof until November 30, 2002 (the "Fixed Interest Period"), interest on the outstanding principal balance of this Note shall accrue at the annual rate of eight and one half percent (8.5%). From and after the expiration of the Fixed Interest Period, interest shall be adjusted every five
(5) years, so that said rate shall change on December 1, 2002, December 1, 2007
and December 1, 2012 (each a "Change Date").   On each Change Date, the
interest rate shall be adjusted to a per annum rate equal to two hundred (200) basis points in excess of the then current yield for United State treasury securities adjusted to a constant maturity of five (5) years.

                B.      Monthly Payments of Interest and Principal.  On
December 1, 1997, Maker shall pay to Lender interest only for the period commencing on the date of disbursement of the proceeds hereof, and thereafter, on the first day of every month until the Maturity Date (as defined below), Maker shall make monthly payments of principal and interest based upon the then current interest rate amortized over twenty (20) years. The monthly payments of principal and interest for the Fixed Interest Period shall be Eighteen Thousand Two Hundred Twenty-Four and 29/100 Dollars ($18,224.29).

                C. Maturity Date. All unpaid principal and accrued interest, if not sooner due or paid, shall be due and payable on December 1, 2017.

                D. Calculation of Interest. Interest payable under this Note shall be computed for the actual number of days elapsed in any
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portion of a month for which interest may be due and on the basis of a year consisting of 360 days. Prior to the occurrence of a Default (defined below), all payments received on account of this Note shall first be applied to interest and the remainder, if any, shall be applied to principal.

         E. Default Rate. In the event that there shall occur (a) any Default (as hereinafter defined) hereunder, or (b) maturity of the indebtedness evidenced hereby without repayment thereof, whether by passage of time, acceleration, declaration or otherwise, then the entire principal balance hereof and all accrued interest but unpaid interest thereon shall thereafter at the option of the holder hereof bear interest at a rate equal to four percent (4%) above the then current interest rate (the "Default Rate") until the loan is repaid in full, or at the option of Lender, until the Default shall have been cured. Interest accruing at the Default Rate shall be payable on demand.

         F. Late Charge. In the event any monthly payment due hereunder shall become overdue for a period in excess of fifteen (15) days, Maker shall pay to the holder hereof a late charge of five ($.05) cents for each dollar so overdue, in order to defray part of the cost of collection.

         G. Right to Prepay. Maker may prepay this Note during the Fixed Interest Period upon payment of the following prepayment premium, which shall be the percentage set forth below of the then outstanding principal balance:

Prepayment Period                  Prepayment Premium
-----------------                  ------------------

12/1/97 - 11/30/98                       5%
12/1/98 - 11/30/99                       4%
12/1/99 - 11/30/00                       3%
12/1/00 - 11/30/01                       2%
12/1/01 - 11/30/02                       1%

From and after expiration of the Fixed Interest Period, Maker shall have the right to prepay this Note in whole or in part at any time and from time to time without penalty or premium of any kind.

                 H. Payment on Non-Banking Day. Whenever any payment on account of the loan evidenced by this Note is stated to be due on a day which is not a banking day, such payment will be payable on the next succeeding banking day, and such extension of time will in such case be included in the computation of interest.

       3. SECURITY. This Note shall be secured by, among other things, a Mortgage, Security Agreement, Assignment of Rents and Financing





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Statement of even date herewith (the "Mortgage") on the property described therein.

       4. DEFAULT. It is agreed that the occurrence of any of the following shall be a default under this Note (a "Default"):

                (a) prior to the Maturity Date, failure to make any monthly payment in accordance with the terms hereof, which failure is not fully cured within five (5) business days after the date due;

                (b) default in the due and punctual payment of all outstanding principal and interest hereon on the Maturity Date; or

                (c) occurrence of any "Default" (as defined therein) after the expiration of the applicable cure period under the Mortgage or any other document securing this Note (collectively, the "Loan Documents"), as defined in the applicable document.

       5. REMEDIES. In the event of any Default, at the election of the holder hereof and without further notice to the Maker, said holder may declare the entire unpaid principal and interest accrued thereon and all other sums due from Maker hereunder or any other instrument related hereto or thereto, to be immediately due and payable, notice hereby being expressly waived by Maker, and Lender may proceed to pursue any and all rights and remedies granted under this Note, as well as all remedies available at law or in equity, and all remedies granted under the Mortgage and other Loan Documents.

       The remedies of the holder hereof shall be cumulative and concurrent and may be pursued singly, successively or together against Maker.

       After occurrence of a Default, Lender may apply funds received by it from or on account of Maker to expenses of collection, interest and principal in such priority as it may elect.

       If (i) any Loan Document is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership or other proceedings affecting creditor's rights and involving a claim under the Loan Documents, (iii) an attorney is retained to protect or enforce the lien of the Mortgage or any other Loan Document, or
(iv) an attorney is retained to represent Lender in any other proceeding whatsoever in connection with this Note, the Mortgage or other Loan Documents, then in all such events, Maker shall pay to Lender, upon demand, in addition to all other amounts due hereunder, all such reasonable attorneys' fees and costs associated therewith.





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       6.       BUSINESS LOAN.  The Maker of this Note hereby certifies that the indebtedness evidenced hereby was incurred as a result of a business transaction; and that said indebtedness is in law and in fact a business purpose loan within the operation and purview of Section 205/4 of Chapter 815 of the ILCS.

       7. WAIVER. Maker (and each guarantor hereof) jointly and severally waive all applicable exemption rights and also severally waive valuation and appraisement, presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, except as otherwise specifically provided for herein, and agree that the liability of each of them shall be joint, several and unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the holder hereof; and Maker (and each guarantor hereof, if any) consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note, and to the release of any collateral given to secure the payment hereof, or any part thereof, with or without substitution, and agree that additional makers or guarantors may become parties hereto without notice to them or affecting their liability hereunder.

       The holder hereof shall not, by any action of omission or commission, be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by the holder hereof, and then only to the extent specifically set forth therein; a waiver of one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event. Failure of Lender, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date of this Note shall not constitute a waiver of the right to exercise said right at any time thereafter or in the event of any subsequent Default.

       8. GOVERNING LAW; EXCESS INTEREST. It being the intention of Lender and Maker to comply with the laws of the State of Illinois with regard to the rate of interest charged hereunder, it is agreed that, notwithstanding any provision to the contrary in this Note or Security Agreement no such provision, including without limitation any provision of this Note providing for the payment of interest or other charges shall require the payment or permit the collection of any amount in excess of the maximum amount of interest permitted by law ("Excess Interest") to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the indebtedness evidenced by this Note. If any Excess Interest is provided for, or is adjudicated to be provided for, in this Note, the





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Security Agreement , or any of the other documents securing this Note, then in such event:

                (a) the provisions of this paragraph shall govern and control;

                (b)     Maker shall not be obligated to pay any Excess
       Interest;

                (c) any Excess Interest that Lender may have received hereunder shall, at the option of Lender, shall be (i) applied as a credit against the then outstanding principal balance due under this Note, accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both, (ii) refunded to the payor thereof, or (iii) any combination of the foregoing;

                (d) the applicable interest rate or rates shall be automatically subject to reduction to the maximum lawful rate allowed to be contracted for in writing under the applicable usury laws of the aforesaid State, and this Note, the Security Agreement, and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in such interest rate or rates; and

                (e) Neither Maker (nor any guarantor hereof) shall have any action or remedy against Lender for any damages whatsoever or any defense to enforcement of the Note, Security Agreement, or any other Loan Document arising out of the payment or collection of any Excess Interest.

       9. APPLICATION OF PROVISIONS. If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances shall not be affected thereby, the provisions of this Note being severable in any such instance.

       10. NOTICE. All notices required herein shall be in writing and shall be deemed given when personally delivered, or on the second business day after being deposited in the United States mail, registered or certified, postage prepaid, addressed as set forth below, or at such other address as a party may have designated in writing to all other parties:

                If to Lender:                    Banco Popular
                                                 4801 W. Fullerton
                                                 Chicago, Illinois  60639
                                                 Attn: Michael Houlihan





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                If to Maker:                     Futurion Furnishings, Inc.
                                                 95 Revere Drive
                                                 Suite J
                                                 Northbrook, Illinois 60062

                With a copy served
                in like manner to:               Vedder Price Kaufman & Kammholz
                                                 222 N. LaSalle Street
                                                 Suite 2600
                                                 Chicago, IL 60601-1003
                                                 Attn: Robert Washlow or
                                                        Pearl A. Zager

       11. TIME OF ESSENCE. It is hereby expressly agreed by Maker that time is of the essence hereof.

       12. WAIVER OF TRIAL BY JURY. MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR THE LOAN EVIDENCED HEREBY OR ANY OF THE DOCUMENTS GIVEN IN CONNECTION THEREWITH OR ANY OTHER STATEMENTS OR ACTIONS OF LENDER. MAKER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN REVIEWED BY MAKER AND MAKER'S COUNSEL AND THAT IT IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ENTER INTO THE LOAN DOCUMENTS AND THAT THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

                MAKER FURTHER AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS SHALL HAVE JURISDICTION AND VENUE WITH RESPECT TO ANY ACTION BROUGHT IN CONNECTION HEREWITH AND THAT IT WILL NOT BRING ANY OBJECTION WITH RESPECT TO SAID JURISDICTION OR VENUE.

       IN WITNESS WHEREOF, the Maker has caused this Note to be executed, sealed and delivered as of the day and year first above written.


                                      MAKER:

                                      Futorian Furnishings, Inc.


                                      By:
                                           --------------------

                                           Its
                                               ----------------




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